Filed Pursuant to Rule 433
                                                         File No.: 333-137192-02


Credit Suisse                                           Wed Feb 28 14:59:25 2007
                         CSMCRED-2007C1-V6.PX-228-1 AAB
                                  Yield Table
--------------------------------------------------------------------------------
Current Balance               : $98,301,000                         :
Pass-Thru Rate                : 5.3360                              :
Accrued Days / Delay Days     : 15 / 14               Settlement    : 03/16/2007
                                                      Factor Date   : 03/25/2007
--------------------------------------------------------------------------------

                                  Prepayments
                 --------------------------------------------
                                               0.0% CPR
                        Price           ---------------------
                                          Yield      ModDur
                 --------------------------------------------
                  95.62500    95-20       6.151       5.61
                  95.93750    95-30       6.093
                  96.25000    96-08       6.035
                  96.56250    96-18       5.977
                  96.87500    96-28       5.920
                  97.18750    97-06       5.863
                  97.50000    97-16       5.806
                  97.81250    97-26       5.749

                  98.12500    98-04       5.693       5.64
                  98.43750    98-14       5.637
                  98.75000    98-24       5.581
                  99.06250    99-02       5.525
                  99.37500    99-12       5.470
                  99.68750    99-22       5.414
                 100.00000   100-00       5.359
                 100.31250   100-10       5.304

                 100.50000   100-16       5.271       5.67
                 100.62500   100-20       5.249
                 100.93750   100-30       5.195
                 101.25000   101-08       5.141
                 101.56250   101-18       5.087
                 101.87500   101-28       5.033
                 102.18750   102-06       4.979
                 102.50000   102-16       4.926

                 102.81250   102-26       4.872       5.70
                 103.12500   103-04       4.819
                 103.43750   103-14       4.766
                 103.75000   103-24       4.714
                 104.06250   104-02       4.661
                 104.37500   104-12       4.609
                 104.68750   104-22       4.557
                 105.00000   105-00       4.505
                 --------------------------------------------
                       Avg Life                6.97
                 --------------------------------------------
                       First Pay            02/15/2012
                       Last Pay             03/15/2016
                     Prin. Window               50
                 --------------------------------------------



The information contained in the attached materials (the 'Information') has been provided by Credit Suisse Securities (USA) LLC ('CS') and is preliminary and subject to change. The Information does not include all of the information required to be included in the private placement memorandum relating to the securities. As such, the Information may not reflect the impact of all structural characteristics of the securities. The assumptions underlying the
 Information, including structure and collateral, may be modified from time to time to reflect changed circumstances. Prospective purchasers are recommended to review the final private placement memorandum relating to the securities ('Offering Documents') discussed in this communication. Offering Documents contain data that is current as of their publication dates and after publication may no longer be complete or current. A final private placement memorandum may be obtained from CS by calling toll-free 1-800-221-1037. There shall not be any offer or sale of the securities discussed in this communication in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The analyses, calculations and valuations herein are based on certain assumptions and data provided by third parties that may vary from the actual characteristics of the pool. Neither CS nor the issuer has verified these analyses, calculations or valuations. Neither CS nor the issuer has undertaken to update or amend the Information since the date it was issued. More current information may be available publicly from other sources. The attached material may not be forwarded or provided by you to any other person. An investor or potential investor in the securities (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction (as defined in United States Treasury Regulation Section 1.6011-4) and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity.

 However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure.

Credit Suisse                                           Wed Feb 28 15:00:36 2007
                         CSMCRED-2007C1-V6.PX-228-1 AAB
                                  Yield Table
--------------------------------------------------------------------------------
Current Balance               : $98,301,000                         :
Pass-Thru Rate                : 5.3360                              :
Accrued Days / Delay Days     : 15 / 14               Settlement    : 03/16/2007
                                                      Factor Date   : 03/25/2007
--------------------------------------------------------------------------------

                                  Prepayments
                 --------------------------------------------
                                               0.0% CPR
                        Price           ---------------------
                                         Idx Sprd    ModDur
                 --------------------------------------------
                  95.62500    95-20       111.9       5.61
                  95.93750    95-30       106.1
                  96.25000    96-08       100.3
                  96.56250    96-18        94.6
                  96.87500    96-28        88.8
                  97.18750    97-06        83.1
                  97.50000    97-16        77.4
                  97.81250    97-26        71.8

                  98.12500    98-04        66.1       5.64
                  98.43750    98-14        60.5
                  98.75000    98-24        54.9
                  99.06250    99-02        49.3
                  99.37500    99-12        43.8
                  99.68750    99-22        38.2
                 100.00000   100-00        32.7
                 100.31250   100-10        27.2

                 100.50000   100-16        24.0       5.67
                 100.62500   100-20        21.8
                 100.93750   100-30        16.3
                 101.25000   101-08        10.9
                 101.56250   101-18         5.5
                 101.87500   101-28         0.1
                 102.18750   102-06        -5.3
                 102.50000   102-16       -10.6

                 102.81250   102-26       -15.9       5.70
                 103.12500   103-04       -21.3
                 103.43750   103-14       -26.5
                 103.75000   103-24       -31.8
                 104.06250   104-02       -37.1
                 104.37500   104-12       -42.3
                 104.68750   104-22       -47.5
                 105.00000   105-00       -52.7
                 --------------------------------------------
                       Avg Life                6.97
                 --------------------------------------------
                       First Pay            02/15/2012
                       Last Pay             03/15/2016
                     Prin. Window               50
                 --------------------------------------------
         Spread Over : SWAPCURVE SWAP Curve(bp): 6 Yr 48.50; 7 Yr 50.25;

    Treasury Curve: 1 Yr 0.0000%; 2 Yr 0.0000%; 3 Yr 0.0000%; 5 Yr 4.5100%;
                          10 Yr 4.5600%; 30 Yr 0.0000%;



The information contained in the attached materials (the 'Information') has been provided by Credit Suisse Securities (USA) LLC ('CS') and is preliminary and subject to change. The Information does not include all of the information required to be included in the private placement memorandum relating to the securities. As such, the Information may not reflect the impact of all structural characteristics of the securities. The assumptions underlying the
 Information, including structure and collateral, may be modified from time to time to reflect changed circumstances. Prospective purchasers are recommended to review the final private placement memorandum relating to the securities ('Offering Documents') discussed in this communication. Offering Documents contain data that is current as of their publication dates and after publication may no longer be complete or current. A final private placement memorandum may be obtained from CS by calling toll-free 1-800-221-1037. There shall not be any offer or sale of the securities discussed in this communication in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The analyses, calculations and valuations herein are based on certain assumptions and data provided by third parties that may vary from the actual characteristics of the pool. Neither CS nor the issuer has verified these analyses, calculations or valuations. Neither CS nor the issuer has undertaken to update or amend the Information since the date it was issued. More current information may be available publicly from other sources. The attached material may not be forwarded or provided by you to any other person. An investor or potential investor in the securities (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction (as defined in United States Treasury Regulation Section 1.6011-4) and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity.

 However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure.

                                     Page 1